Exhibit 10.16

September 30, 2021

BY EMAIL

Kevin P. Shone

27 Grey Lane

Lynnfield, MA 01940

kshone@definitivehc.com

Dear Kevin:

This letter agreement (the “Agreement”) confirms our agreement relating to your separation from employment with Definitive Healthcare, LLC (the “Company”).

1.
Separation Date: Your employment with the Company shall end by your separation effective as of the close of business on September 30, 2021 (such date, the “Separation Date”). Any position you hold as an officer, manager, director, agent or in any other capacity of the Company or any of its affiliates (“Affiliates”), shall also end by your voluntary resignation effective as of the Separation Date. You further agree to effectuate such voluntary resignation from all such positions. You further agree to sign such other documents as the Company may request to effectuate such voluntary resignations.
2.
Employee Benefits; COBRA: Your eligibility to participate, and if applicable, your dependent(s)’ eligibility to participate, in all employee benefit programs made available by the Company shall end as of the expiration of the Separation Date, provided, however, that you and your dependent(s) shall receive separate notification from the Company regarding your and your dependent(s)’ right to continue participation in any group health care benefit plan sponsored by the Company at your and/or your dependent(s)’ own expense under the Consolidated Omnibus Budget Reconciliation Act of 1985.
3.
Separation Payments:
a.
Salary Continuation & 2021 Bonus. If you sign this Agreement, and this Agreement becomes effective as provided in Section 17 below, and subject to your continued compliance with the terms of this Agreement, you will be entitled to receive (i) base salary continuation at your current rate for a period of four and one-half months beginning on the Company’s first regular payroll date after the Effective Date of this Agreement, less applicable deductions and withholdings, payable in accordance with the Company’s regular payroll practices and (ii) your bonus for 2021, pro-rated based on the number of days beginning on January 1, 2021 and ending on the Separation Date, paid at the same rate as the Company pays out to its executive team for 2021 bonuses (i.e., base, target or stretch), less applicable deductions and withholdings, payable in a lump sum at the same time as 2021 bonuses are paid to the Company’s executive team

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(collectively with (i) and the Vested Units described below in Section 3(b), the “Separation Payments”).
b.
Class B Units. You are party with(i) AIDH TopCo, LLC to the AIDH Topco, LLC Class B Unit Grant Agreement dated September 18, 2019 and (ii) AIDH Management Holdings, LLC to the AIDH Management Holdings, LLC Class B Unit Grant Agreement dated September 18, 2019 (the “Award Agreements”), pursuant to which you were granted 303,333 Class B Units of AIDH Management Holdings, LLC (“Units”). 151,666.5 were designated as time-vesting units and 151,666.5 were designated as performance-vesting units. You acknowledge and agree that, 189,583.13 Units are vested (the “Vested Units”) as of the Company’s initial public offering (September 17, 2021) and the remaining 113,749.87 Units shall be forfeited and cancelled pursuant to the terms of the Award Agreements as set forth below.
•
The Company acknowledges and agrees that of your 151,666.5 time-vesting units, 75,833.25 time-vesting units are currently Vested Units.
o
Fifty percent of your remaining unvested time-vesting units (37,916.63 of the remaining 75,833.25 unvested time-vesting units ) will accelerate and vest upon the earlier of (i) the consummation of Definitive Healthcare Corp.’s initial public offering (the “IPO”) or (ii) the Effective Date of the Final Release.
o
The remaining fifty percent of your unvested time-vesting units (37,916.63) will be forfeited.
•
The Company acknowledges and agrees that of your 151,666.5 performance-vesting units, zero are currently Vested Units.
o
Fifty percent of such performance-vesting units (75,833.25) will convert into time-vesting units and all such units will accelerate and vest upon the earlier of (i) the consummation of the IPO or (ii) the Effective Date of the Final Release.
o
The remaining fifty percent of your unvested performance-vesting units (75,833.25) will be forfeited.

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Upon the earlier of the IPO or the Effective Date of this Agreement, you will have the following vested units and will forfeit the remainder of your units:

Total Vested Units upon IPO or Departure
Previously Vested Time-Vesting Units	75,833.25
Converted and Vested Performance-Vesting Units	75,833.25
Vested Remaining Time-Vesting Units	37,916.63
Total Vested Units	189,583.13
Forfeited Units	113,749.87

You acknowledge and agree that the Vested Units remain subject to terms and conditions of the AIDH Management Holdings, LLC Amended and Restated Limited Liability Company Agreement, dated as of July 16, 2019, as may be amended from time to time, and the AIDH Topco, LLC Agreement, dated as of July 16, 2019, as may be amended from time to time. The Vested Units comprise part of the Separation Payments.

c.
You acknowledge and agree that the Separation Payments shall be in lieu of and are of greater value than any other payments or benefits to which you otherwise might have been entitled absent this Agreement, and that, other than payment of your earned but unpaid base salary, unused earned vacation benefits and earned but unpaid 401(k) matching benefits, through the Effective Date (which shall be paid on the next regularly scheduled payroll date following the Effective Date), no further compensation or benefits (including but not limited to bonuses, severance benefits, or otherwise) are owed to you in connection with, or in relation to, your employment by the Company or any of its Affiliates or any position as an officer of the Company or any of its Affiliates or the termination of your employment with the Company or resignation or termination of any such positions, whether pursuant to the Employment Agreement, dated April 2018, between you and the Company (the “Employment Agreement”) or otherwise.
4.
Release of Claims; Waiver of Future Employment:
a.
In consideration of the terms of this Agreement, you agree to and do release (on behalf of yourself, your heirs and personal representatives) and forever discharge the Company, its Affiliates and the current and former members, employees, officers, directors and stockholders of the Company and its Affiliates, and each of their respective successors, assigns, agents and representatives (collectively, the “Released Parties”) from any and all claims, rights, demands, debts, obligations, losses, liens, agreements, contracts, covenants, actions, causes of action, suits, services, judgments, orders, counterclaims, controversies, setoffs, affirmative defenses, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever, direct or indirect (collectively, the “Claims”),

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whether asserted, unasserted, absolute, fixed or contingent, known or unknown, suspected or unsuspected, accrued or unaccrued or otherwise, that you may have, related to your period of employment by the Company or otherwise, through the date on which this Agreement is executed, including any and all claims under your Employment Agreement or arising out of or relating to your employment by the Company, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, defamation and claims under the Civil Rights Acts, the Age Discrimination in Employment Act (“ADEA”), the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Massachusetts Fair Employment Practices Act, the Massachusetts Wage Act, and any other federal, state, or local or foreign laws, rules, or regulations relating to employment, discrimination in employment, termination of employment, wages, benefits, human rights, or otherwise (“Released Claims”). You represent that you have not assigned any Released Claims to any third party.
b.
The release of the Released Claims set forth in Section 4(a) above do not include your right to enforce the terms of this Agreement, your right to receive an award from a Government Agency under its whistleblower program for reporting in good faith a possible violation of law to such Government Agency, your right to coverage under the Company’s liability insurance policies, any recovery to which you may be entitled pursuant to applicable workers’ compensation and unemployment insurance laws, your right to challenge the validity of your waiver and release of ADEA claims, or any right where a waiver is expressly prohibited by law. For purposes of this agreement, “Government Agency” means the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state, or local governmental agency or commission.
c.
In consideration of the terms of this Agreement, you have agreed to and do waive any claims you may have for employment by the Company and/or its Affiliates. You have further agreed in the future not to seek such employment or reemployment with the Company and/or its Affiliates.
5.
Protected Activities: You acknowledge that neither this Agreement nor any other agreement or policy of the Company or its Affiliates shall be construed or applied in a manner which limits or interferes with your right, without notice to or authorization of the Company and/or its Affiliates, to communicate and cooperate in good faith with a Government Agency for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Agency, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Agency. Additionally, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (c) in court proceedings if you file a lawsuit for retaliation by an employer for reporting a suspected violation of law, or to your attorney in such lawsuit, provided that you must file any document containing the trade secret under seal, and you may not disclose the trade secret, except pursuant to court order. The activities or disclosures described in this Section 5 shall be referred to in this

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Agreement as “Protected Activities.” Notwithstanding the foregoing, in accordance with the standards set forth in 17 C.F.R. § 240.21F-4(b)(4), you shall not be authorized to make any disclosures as to which the Company and/or its Affiliates may reasonably assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of an authorized officer designated by the Company, provided, however, that you may, without authorization from the Company, disclose information to a Government Agency to the extent permitted under 17 C.F.R. § 205.3(d)(2), applicable state attorney conduct rules, or any other law or regulation permitting disclosure of such otherwise privileged communications.
6.
Covenant Not To Sue: In consideration of the terms of this Agreement, you represent that you have not filed or permitted to be filed against the Released Parties any charges, complaints or lawsuits and you covenant and agree that you will not file or permit to be filed any lawsuits at any time after you sign this Agreement with respect to the subject matter of this Agreement and the Released Claims released pursuant to Section 4 of this Agreement, including without limitation any claims relating to the termination of your employment, provided, however, that this covenant not to sue shall not be construed or applied in a manner which limits or interferes with your right to engage in any Protected Activities or enforce your rights or the Company’s obligations under this Agreement. While the release of claims set forth in Section 4 of this Agreement does not prevent you from in the future filing a charge or complaint with any Government Agency or from engaging in any other Protected Activities, you acknowledge and agree that if you file a charge or complaint with a Government Agency, or a Government Agency asserts a claim on your behalf, your release of claims and waiver of your right to seek reemployment set forth in Section 4 of this Agreement shall bar you from receiving monetary relief or reinstatement, except you do not waive: (a) your right to receive an award from a Government Agency under its whistleblower program for reporting in good faith a possible violation of law to such Government Agency, (b) any recovery to which you may be entitled pursuant to applicable state workers’ compensation and unemployment insurance laws, and (c) any other right where a waiver is expressly prohibited by law.
7.
Return of Property: In accordance with Section 5 of the Employment Agreement, you represent that you have returned to the Company all property and documents of the Company and/or its Affiliates in your possession, custody or control, including, without limitation, all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents containing any Proprietary Information or otherwise concerning the Company's customers, business plans, marketing strategies, products or processes, any company-owned or issued cell phone, computer, tablet, printer, keyboard, mouse, monitor, laminator, customer gifts, marketing materials, stationery, instructional and policy manuals, mailing lists, computer software, financial and accounting records, reports and files, portable media and devices (such as flash drives, external hard drives, CD’s, and DVD’s) and any other physical or personal property which you obtained in the course of your employment by the Company, and you further agree not to retain copies of any such documents of the Company and/or its Affiliates in any form, excluding publicly available documents and documents relating directly to your own compensation and employee benefits. You also represent that, to the extent you have possession or control of any electronic documents which contain any information relating to the business of the Company, you have identified such documents to the Company and delivered an identical copy of any or all such documents to the Company, and will follow the Company’s instructions regarding the permanent deletion of any or

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all such documents, or the preservation of any or all such documents for any potential use by the Company in the future. Notwithstanding thew foregoing, the Company agrees that you shall be entitled to retain your work issued IBM ThinkPad computer.
8.
Restrictive Covenants: This Agreement does not amend, modify, waive, or affect in any way the Company’s and/or its Affiliates’ rights or your duties, obligations, or restrictions under Section 6 of the Employment Agreement, and you acknowledge and agree that such restrictions shall survive and continue in full force and effect after the Separation Date for the periods provided in the Employment Agreement. You further agree to maintain the terms of this Agreement confidential unless otherwise required by law; provided, however, that you may disclose the terms of this Agreement to your spouse and immediate family members living in the same house and to your and your spouse’s attorneys, accountants, financial or tax advisors. You may disclose this Agreement or Confidential Information (as defined in the Employment Agreement) to Government Agencies only to the extent such disclosure constitutes a Protected Activity as defined in Section 5 of this Agreement.
9.
Non-Disparagement: Both parties agree that they will not, at any time, disparage, portray in a negative light or take any similar action which would be harmful to or lead to unfavorable publicity for the other party, or, as it relates to the Company, any of its Affiliates or any of their respective current or former members, officers, directors, equity holders, stockholders, employees, agents, consultants, contractors, owners, subsidiaries, divisions, parents or any of their respective affiliates, and their respective assets, operations, personnel or services, whether public or private. Your non-disparagement obligation shall not be construed or applied to limit or interfere with your right to engage in any Protected Activities as defined in Section 5 of this Agreement.
10.
Third Party Beneficiaries: You agree that the Affiliates of the Company shall be third party beneficiaries of your obligations under this Agreement that are applicable to such Affiliates.
11.
No Admission of Wrongdoing: Neither by offering to make nor by making this Agreement does either party admit any failure of performance, wrongdoing, or violation of law.
12.
Entire Agreement; Amendments; Successors and Assigns: This Agreement sets forth the entire understanding of the parties and supersedes any and all prior agreements, oral or written, relating to your employment by the Company or the termination of your employment, provided, however, that Sections 5 and 6 of the Employment Agreement shall continue in full force and effect after the Separation Date. This Agreement may not be modified except by a writing, signed by you and by a duly authorized officer of the Company. This Agreement shall be binding upon your heirs and personal representatives, and the successors and assigns of the Company. You acknowledge that in entering into this Agreement, you are not relying upon any representation that is not specified in this Agreement, including without limitation any representations concerning future employment or additional payments.
13.
Governing Law: Jurisdiction and Venue: This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without

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regard to its choice of law rules. Any action or proceeding by either you or the Company to enforce this Agreement shall be brought in any state or federal court in Middlesex County, Massachusetts. You and the Company hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.
14.
Waiver of Jury Trial: NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, YOU AND THE COMPANY SHALL, AND HEREBY DO, IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE. IN ADDITION, YOU SHALL, AND HEREBY DO, IRREVOCABLY WAIVE THE RIGHT TO PARTICIPATE IN ANY CLASS OR COLLECTIVE ACTION WITH RESPECT TO ANY DISPUTE.
15.
Voluntary Agreement: You acknowledge that before entering into this Agreement, you have had the opportunity to consult with any attorney or other advisor of your choice, and you are hereby advised to do so if you choose. You further acknowledge that you have entered into this Agreement of your own free will, and that no promises or representations have been made to you by any person to induce you to enter into this Agreement other than the express terms set forth herein. You further acknowledge that you have read this Agreement and understand all of its terms, including the waiver and release of claims set forth in Section 4 above.
16.
Counterparts: This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
17.
Execution; Effective Date: If the foregoing is acceptable to you, please print and sign a copy of this Agreement and return a PDF of the Agreement to me by email or an original hard copy of the Agreement by regular mail or FedEx. You may take up to twenty-one (21) days from today to consider, sign, and return this Agreement. In addition, you may revoke the Agreement after signing it, but only by delivering a signed revocation notice to Definitive Healthcare, LLC, Attention: David Samuels, Chief Legal Officer, 550 Cochituate Road, Framingham MA 01701, dsamuels@definitivehc.com, within seven (7) days of your signing this Agreement (the “Revocation Period”). This Agreement shall be effective on the eighth day after you sign and return it to Definitive Healthcare, LLC, Attention: David Samuels, Chief Legal Officer, 550 Cochituate Road, Framingham MA 01701, dsamuels@definitivehc.com, provided that you have not revoked the Agreement (the “Effective Date”).

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Very truly yours,

Definitive Healthcare, LLC

/s/ David Samuels
Name: David Samuels
Title: Chief Legal Officer

ACCEPTED AND AGREED:

/s/ Kevin P. Shone
Kevin P. Shone

September 30, 2021
Date Signed

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